GRUBB & ELLIS.
Healthcare REIT II

Investor Update





2009 and First Quarter 2010 Accomplishments

- Exceeded minimum offering amount of $2 million within 21 business days of commencement of equity raise.
- Announced a 6.5 percent distribution rate which commenced on January 1, 2010.
- Closed two acquisitions valued at approximately $13.5 million based on purchase price.
- Entered into agreements to acquire two additional properties.
- Acquired properties currently have 100 percent occupancy rates.
- Raised $39.6 million as of March 31, 2010.

Healthcare REIT II Timeline

2009	8/24	Offering declared effective
	9/21	Equity raise began
	10/15	Exceeded minimum offering
	12/11	Initial annualized distribution rate of 6.5 percent declared
2010	1/28	Entered agreement to acquire Highlands Ranch Pavilion MOB near Denver, CO
	2/3	Entered agreement to acquire Parkway Medical Center near Cleveland, OH
	3/5	Acquired Lacombe Medical Office Building in Lacombe, LA
	3/31	Acquired Center for Neurosurgery and Spine in Sartell, MN

Letter from the President:

As we embark on the second decade of the 21st century, the healthcare real estate sector provides great opportunity. While nearly the entire economy has seen a significant contraction in employment over the past two years, healthcare has continued to expand and all indications are that it will continue to do so as our population grows older and larger. As the sector grows, we believe demand for healthcare-related real estate will grow as well.

Grubb & Ellis Healthcare REIT II was formed in 2009 to take advantage of the projected long-term growth in demand for healthcare. We experienced a strong equity raise early on, exceeding our minimum offering of $2 million just 21 business days after commencement of the offering. In December 2009, our board of directors authorized and declared an initial annualized distribution rate of 6.5 percent paid to investors monthly.

As we move through 2010, the year promises to be an exciting one. Grubb & Ellis Healthcare REIT II's equity raise has grown steadily, we acquired our first two assets and had two more under contract as of March 31, 2010. Unlike many other real estate investment trusts, we are unhampered with the legacy issues of a portfolio built at the height of the real estate market and will be able to acquire assets in what we believe to be a 'buyers' market. The significant market downturn that has led to considerable distress in the commercial real estate industry has left us well-positioned to take advantage of, what we believe, to be one of the most attractive acquisition environments in decades.

The future is bright for Grubb & Ellis Healthcare REIT II and we look forward to sharing it with you.



Danny Prosky
President and Chief Operating Officer
Grubb & Ellis Healthcare REIT II

Property Highlights

Lacombe Medical Office Building | Lacombe, LA



Lacombe Medical Office Building, an approximately 34,000-square-foot, two-story, multi-tenant medical facility, is located in the New Orleans suburb of Lacombe. The property resides on the campus of Louisiana Medical Center and Heart Hospital.

Named one of the nation's 100 Top Hospitals® for cardiovascular care by Thomson Reuters in 2008, Louisiana Medical Center and Heart Hospital is a general acute care hospital owned and operated by MedCath Corporation. In 2009, the hospital completed a major renovation, which included a 120-bed, 109,000-square-foot patient tower, allowing it to triple its patient capacity.

Lacombe Medical Office Building was built in 2004 and the property is 100 percent triple net leased. Services provided are primarily cardiovascular related.

Center for Neurosurgery and Spine | Sartell, MN



The Center for Neurosurgery and Spine is an approximately 37,000 square-foot, two-building medical office portfolio located in the St. Cloud suburb of Sartell, Minnesota. Built in 2006 on approximately 3.7 acres of land, it is fully leased to five tenants. Services provided by the Center for Neurosurgery and Spine include imaging, rehabilitation care, pain management, neurosurgery and physical therapy.

The Center for Neurosurgery and Spine is within close proximity to St. Cloud Hospital, the largest full-service medical center in central Minnesota, and CentraCare Clinic Health Plaza, which houses St. Cloud Hospital's outpatient services. St. Cloud Hospital, founded in 1886, serves a population of approximately 640,000 people in a 12-county area. The hospital has been named a Thomson Reuters Top 100 Hospital and recognized as one of "America's Best Hospitals."

Healthcare Sector

While medical office building fundamentals have deteriorated, the sector has weathered the recent recession better than other property types. Over the last two years, ending fourth quarter of 2009, the vacancy rate for medical office buildings (MOBs) increased by 1.6 percent.[1] By comparison for the same time period, the vacancy rate for conventional office buildings increased by 4.4 percent.[2]

Part of the increase in the MOB vacancy rate was due to the completion of nearly 6.7 million square feet of new space, but part was also due to weaker demand.[3] Potentially, the weaker (though positive) demand for medical office space was related to the recession as people postponed doctor visits or treatments, and to medical tenants that postponed leasing decisions until the economy picked up. Fortunately, analysts are suggesting that the recession ended last summer even though a recovery is not yet evident in the labor market.

Compared with other commercial property types, tenant demand for medical office space tends to be more dependent on long-term secular trends and less dependent on economic cycles, helping to cushion the healthcare real estate market during recessions. Additionally, long-term trends taking place in the healthcare space, such as an aging population, increase in physician visits, and rising healthcare costs, are likely to continue as an aging population demands more and better quality healthcare.[4,5,6]



Bob Bach
Senior Vice President
Chief Economist
Grubb & Ellis Company

Portfolio Snapshot*

Number of Acquisitions	2
Gross Leasable Area	71,000
Portfolio Purchase Price	$13.5 M
% Leased	100%
Shares Sold	3,967,196
Equity Raised	$39,569,000

*As of March 31, 2010.

[1] 4th Quarter 2009 CoStar data compiled by Grubb & Ellis research division. [2] Grubb & Ellis proprietary database. [3] REIS, Inc. Q4 2009. Data compiled by Grubb & Ellis research division. [4] "U.S. Interim Projections by Age, Sex, Race, and Hispanic Origin: 2000-2050." U.S. Census Bureau. 14 August 2008. [5] Schappert, Susan M. and Elizabeth A. Rechtsteiner. "Ambulatory Medical Care Utilization Estimates for 2006". National Center for Health Statistics Healthcare Statistics Reports. 6 August 2008. http://www.cdc.gov/nchs/data/nhsr/nhsr008.pdf Retrieved on 26 May 2009. [6] "National Healthcare Expenditure Projections 2009-2019 Table 1: National Health Expenditures and Selected Economic Indicators, Levels and Annual Percent Change: Calendar Years 2004-2019." U.S. Department for Health and Human Services Centers for Medicare and Medicaid Services, Office of the Actuary. January 2010.